Exhibit 99.1

          L. B. Foster Company Reports Improved Second Quarter Results

    PITTSBURGH, July 23 /PRNewswire-FirstCall/ -- L.B. Foster Company
(Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income from continuing operations of $1,123,000 ($0.12 per share) in 2003 versus net income from continuing operations of $1,063,000 ($0.11 per share) in the second quarter of 2002.

    Including a net loss from discontinued operations (related to the Company's Foster Technologies subsidiary), the Company reported net income of $1,086,000 ($0.11 per share) for the second quarter of 2003. This compares to second quarter of 2002 net income of $731,000 ($0.08 per share) which included a loss from discontinued operations of $332,000 ($0.03 per share).

    Net sales for the second quarter of 2003 were $75.8 million compared to $70.8 million in 2002, an increase of 7% due principally to an increase in Rail Product sales. Gross margins declined slightly by 0.2 percentage points to 12.1%, while selling and administrative expenses increased $0.3 million or 5% over the same prior year period. The gross profit margin decline was due primarily to lower Construction Segment margins, while the selling and administrative cost increase was due primarily to additions to the sales force and related employee benefits, along with increased risk management costs. Other income declined $0.2 million primarily as a result of the mark-to-market adjustments recorded by the Company related to its interest rate collars. Second quarter interest expense declined 9% from the prior year due principally to an $8.4 million reduction in debt.

    For the six months ended June 30, 2003, the Company reported net income from continuing operations of $1,187,000 ($0.12 per diluted share) versus net income from continuing operations of $1,091,000 ($0.11 per diluted share) for the same period a year ago.

    Including a net loss from discontinued operations of $0.3 million ($0.03 per share), the Company reported net income of $0.9 million ($0.10 per share) for the first six months of 2003. This compares to the first six months of 2002 net loss of $3.9 million ($0.42 per share) which included a loss from discontinued operations of $0.6 million ($0.07 per share) and a non-cash charge of $4.4 million ($0.46 per share) from the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

    Net sales for the six months ended June 30, 2003 were $135.3 million compared to $134.0 million in 2002. Gross margins improved by 0.3 percentage points to 11.9%, while selling and administrative expenses increased $0.5 million or 4% over the same prior year period. The gross profit margin improvement was due primarily to improved Rail Segment margins, while the selling and administrative cost increase was due primarily to additions to the sales force and related employee benefits, along with increased risk management costs. Interest expense declined 11% as a result of the previously mentioned reduction in corporate borrowings.

    Cash flow from operations remained positive for the six months ended June 30, 2003, and combined with cash on hand from 2002 was adequate to fund a $2.3 million reduction in corporate borrowings for the period. Capital expenditures for the six months ended June 30, 2003 were $1.3 million as compared to $2.9 million for capital improvements and $2.2 million for the Greulich acquisition in the same period of 2002.

    Company President and CEO Stan Hasselbusch stated, "We are pleased with the performance of our entire Rail group in a market that continues to struggle. Second quarter sales and gross profit are up 10% and 20% respectively when compared to last year. Equally important was Rail's asset management and plant utilization performance, two areas targeted for improvement corporate-wide. Average assets are down $10 million year-to-year
and plant contributions are $649,000 more than in 2002."   Mr. Hasselbusch
continued to say, "Our Tubular Product segment continues to improve over last year and we expect that trend to continue into the second half of 2003."

    Mr. Hasselbusch added, "In our construction markets, a 22% drop off in awarded highway contracts in the first quarter has led to weakness, particularly in Fabricated Products where revenues were down 32%. A large portion of these businesses are dependent upon government infrastructure spending, which has been declining as many states are experiencing budgetary shortfalls. While year-to-date net sales are still below last year, Foster's Piling Division's second quarter sales were stronger than in 2002 because of a consistent supply of sheet piling. We expect Piling Products to outperform 2002 in the second half of 2003.

    "Finally, in June we began to make tangible progress towards improving our manufacturing operations which we believe will result in improved efficiency levels and improved profitability," concluded Mr. Hasselbusch.

    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements.



                 CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                    L. B. FOSTER COMPANY AND SUBSIDIARIES
                   (In Thousands, Except Per Share Amounts)

                                       Three Months Ended    Six Months Ended
                                             June 30,            June 30,
                                          2003     2002       2003      2002
                                           (Unaudited)         (Unaudited)

    NET SALES                            $75,796  $70,806  $135,315  $133,979

    COSTS AND EXPENSES:
     Cost of goods sold                   66,600   62,106   119,186   118,484
     Selling and administrative expenses   6,830    6,518    13,397    12,891
     Interest expense                        578      633     1,157     1,307
     Other income                            (54)    (230)     (374)     (510)
                                          73,954   69,027   133,366   132,172

    INCOME FROM CONTINUING OPERATIONS
      BEFORE INCOME TAXES AND
      CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE                 1,842    1,779     1,949     1,807

    INCOME TAXES                             719      716       762       716

    INCOME FROM CONTINUING OPERATIONS
      BEFORE CUMULATIVE EFFECT OF CHANGE
      IN ACCOUNTING PRINCIPLE              1,123    1,063     1,187     1,091

    DISCONTINUED OPERATIONS:
    LOSS FROM OPERATIONS OF FOSTER
      TECHNOLOGIES                           (60)    (332)     (440)     (649)
    INCOME TAX BENEFIT                       (23)       0      (173)        0
    LOSS ON DISCONTINUED OPERATIONS          (37)    (332)     (267)     (649)
    CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE, NET OF TAX         0        0         0    (4,390)

    NET INCOME (LOSS)                     $1,086     $731      $920   ($3,948)
    EARNINGS (LOSS) PER SHARE:
    BASIC:
      FROM CONTINUING OPERATIONS BEFORE
        CUMULATIVE EFFECT OF CHANGE IN
        ACCOUNTING PRINCIPLE               $0.12    $0.11     $0.12     $0.12
      FROM DISCONTINUED OPERATIONS,
        NET OF TAX                         (0.00)   (0.03)    (0.03)    (0.07)
    CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE, NET OF TAX      0.00     0.00      0.00     (0.46)
    NET BASIC EARNINGS (LOSS) PER SHARE    $0.11    $0.08     $0.10    ($0.42)
    DILUTED:
      FROM CONTINUING OPERATIONS BEFORE
        CUMULATIVE EFFECT OF CHANGE IN
        ACCOUNTING PRINCIPLE               $0.12    $0.11     $0.12     $0.11
      FROM DISCONTINUED OPERATIONS,
        NET OF TAX                         (0.00)   (0.03)    (0.03)    (0.07)
    CUMULATIVE EFFECT OF CHANGE IN
      ACCOUNTING PRINCIPLE, NET OF TAX      0.00     0.00      0.00     (0.46)
    NET DILUTED EARNINGS (LOSS) PER SHARE  $0.11    $0.08     $0.10    ($0.42)

    AVERAGE NUMBER OF COMMON SHARES
      OUTSTANDING - BASIC                  9,568    9,495     9,546     9,468

    AVERAGE NUMBER OF COMMON SHARES
      OUTSTANDING - DILUTED                9,671    9,722     9,633     9,692


                      L. B. Foster Company and Subsidiaries
                            Consolidated Balance Sheet
                                     ($ 000's)

                                                  June 30,        December 31,
                                                    2003              2002
      ASSETS                                     (Unaudited)

      CURRENT ASSETS:
         Cash and cash items                        $2,319            $3,653
         Accounts and notes receivable:
            Trade                                   44,047            39,294
            Other                                      147                69
         Inventories                                40,690            32,925
         Current deferred tax assets                 1,494             1,494
         Other current assets                        1,122               696
         Current assets of discontinued
          operations                                     7               138
             Total Current Assets                   89,826            78,269

      OTHER ASSETS:
         Property, plant & equipment - net          34,993            36,083
         Goodwill                                      350               350
         Other intangibles - net                       663               739
         Investments                                13,213            12,718
         Deferred tax assets                         4,436             4,454
         Other non-current assets                    1,026             1,175
         Assets of discontinued
          operations                                     1               196
              Total Other Assets                    54,682            55,715

                                                  $144,508          $133,984

      LIABILITIES AND STOCKHOLDERS'
       EQUITY

      CURRENT LIABILITIES:
         Current maturities of long-term
          debt                                        $805              $825
         Accounts payable-trade and other           34,354            24,094
         Accrued payroll and employee
          benefits                                   2,602             2,413
         Current deferred tax liabilities            1,474             1,474
         Other accrued liabilities                   3,591             2,695
         Liabilities of discontinued
          operations                                   203                74
             Total Current Liabilities              43,029            31,575

      LONG-TERM BORROWINGS                          21,000            23,000
      OTHER LONG-TERM DEBT                           3,712             3,991
      DEFERRED TAX LIABILITIES                       4,195             4,195
      OTHER LONG-TERM LIABILITIES                    5,313             5,210

      STOCKHOLDERS' EQUITY:
         Class A Common stock                          102               102
         Paid-in Capital                            35,013            35,143
         Retained Earnings                          36,128            35,208
         Treasury Stock                             (3,253)           (3,629)
         Accumulated Other Comprehensive
          Loss                                        (731)             (811)
             Total Stockholders' Equity             67,259            66,013

                                                  $144,508          $133,984